China Display Technologies Announces Second Quarter 2008 Financial Results

Revenue Up 45%, Earnings up 16% for the Six Month Period Ended June 30, 2008

SHENZHEN, China, August 13, 2008 - (PR NEWSWIRE) -- China Display Technologies, Inc. (OTC Bulletin Board: CDYT), a leading China-based optoelectronics manufacturer specializing in small-, medium- and large-sized LED and CCFL backlight units for LCD displays, today announced the company has released financial results and filed its Form 10-Q for the second quarter ended June 30, 2008.

The company reported revenue of $9.72 million for the three months ended June 30, 2008, an increase of $3 million, or 45%, from $6.72 million for three months ended June 30, 2007. The increase in revenue reflects an increase demand for the company’s products from small screen liquid crystal display and LED manufacturers. For the six-month period ended June 30, 2008, the company reported revenue of $16.4 million, an increase of $5.1 million, or 45% over the same period last year.

Net income for the quarter ended June 30, 2008, was $1.23 million, as compared to net income of $1.15 million for the same period last year. For the six-month period ended June 30, 2008, the company reported net income of $2.06 million, or $0.17 per share (basic) and $0.09 per share (diluted), compared to $1.78 million, or $0.16 per share (basic and diluted) for the June 2007 period, an increase of $283,000, or 16%.

Lawrence Chan, CEO of China Display Technologies, stated: “I am very pleased with our performance for the first six months of our fiscal year. The second quarter represents our eighth consecutive quarter of profitability. The increase in revenue and earnings reflects an increase demand for our products from small screen liquid crystal display and LED manufacturers. We continue to implement our plan to develop large-size backlight units for the LCD-TV market. I expect continued double-digit earnings and revenue growth for fiscal 2008.”

The financial statements reflect the consolidated operations of the Company and its subsidiaries from September 12, 2007 to June 30, 2008, including its wholly-owned subsidiary, Suny, which China Display acquired on September 12, 2007.

To view the full 10Q, visit www.sec.gov.

Results of Operations

Three Months ended June 30, 2008 and 2007

The following table sets forth information from the Company's statements of operations for the three months ended June 30, 2008 and 2007, in dollars and as a percentage of revenue (dollars in thousands):

	Three Months Ended June 30,
	2008		2007

Sales	$9,717	100%	$6,719	100.0%
Cost of Sales	7,499	77.2%	5,131	76.4%
Gross Profit	2,218	22.8%	1,588	23.6%
Selling	240	2.5%	77	1.1%
Research & development	247	2.5%	119	1.8%
General & administrative	271	2.8%	144	2.1%
Income from operations	1,460	15.0%	1,248	18.6%
Interest expense, net	118	1.2%	5	0.0%
Other Income (expenses)	(2)	0.0%	0	0.0%
Income before income taxes	1,340	13.8%	1,243	18.6%
Provision for (benefit from) income taxes	109	1.1%	93	1.4%
Net income	1,231	12.7%	1,150	17.2%

Six Months ended June 30, 2008 and 2007

The following table sets forth information from the Company's statements of operations for the Six months ended June 30, 2008 and 2007, in dollars and as a percentage of revenue (dollars in thousands):

	Six Months Ended June 30,
	2008		2007

Sales	$16,441	100%	$11,312	100.0%
Cost of Sales	12,721	77.4%	8,721	77.1%
Gross Profit	3,720	22.6%	2,591	22.9%
Selling	399	2.4%	140	1.2%
Research & development	373	2.3%	226	2.0%
General & administrative	427	2.6%	292	2.6%
Income from operations	2,520	15.3%	1,933	17.1%
Interest expense, net	281	1.7%	14	0.1%
Other Income (expenses)	(3)	0.0%	0	0.0%
Income before income taxes	2,236	13.6%	1,919	17.0%
Provision for (benefit from) income taxes	178	1.1%	144	1.3%
Net income	2,058	12.5%	1,775	15.7%

About China Display Technologies, Inc.

China Display Technologies, Inc., through its wholly owned subsidiary, Suny Electronics (Shenzhen) Company Ltd. in China, designs, manufactures and markets small-, medium- and large-sized Light Emitting Diode (LED) and Cold Cathode Fluorescent Lamp (CCFL) backlights for various types of Liquid Crystal Displays (LCDs). Providing solutions that serve the multibillion-dollar global LED industry, the Company’s products have applications in electronic consumer products, such as mobile phones, PDAs, GPS systems, portable DVD/VCD players, MP3s and MP4s, medical equipment and household appliances with displays. In addition to producing LED packaging technologies and LED solutions for handheld devices, computers and industrial applications, the Company is ready to capitalize on LED markets for general illumination, including indoor and outdoor lighting, street and architectural lighting. China Display has a global customer base of electronics manufacturers with a distribution network covering Hong Kong and 18 provinces in mainland China, and currently exports to 17 countries and regions including the United States, Europe and Japan. With over 800 employees, the Company operates manufacturing facilities and headquarters in Shenzhen, China. For more information, visit http://www.chinadisplaytech.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Contact:

At the Company:

Mr. Jason Wong
Executive Vice President
China Display Technologies, Inc.
852-9257-8928
jason@chinadisplaytech.com
http://www.chinadisplaytech.com

Investor Relations:

RedChip Companies Inc.
Jon Cunningham
1-800-REDCHIP (733-2447), Ext. 107
info@redchip.com
http://www.redchip.com